Exhibit 2.3



                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger is made and entered into as of the 1st day of March 2006, by and between BIOSTEM, INC., a Nevada Corporation, BIOSTEM ACQUISITION COMPANY, INC., a Delaware Corporation and CRYOBANKS INTERNATIONAL, INC., a Delaware Corporation.

     Reference is made to that certain Agreement and plan of Merger dated 21 November, 2005, by and among the parties hereto and particularly to Section 7.01(c) thereof which the parties hereto now wish to amend.

     The parties hereto agree to amend said Section 7.01(c) by changing the date March 1, 2006 therein to the date June 30, 2006.

     In Witness Whereof the parties hereto have executed this First Amendment as of the date set forth herein above.

BIOSTEM, INC                             CRYOBANKS INTERNATIONAL, INC
/s/ Marc Ebersole                       /s/ Dwight C. Brunoehler
--------------------------              ----------------------------------

By: Marc Ebersole                       By: Dwight C. Brunoehler
   -----------------------                 -------------------------------

BIOSTEM ACQUISITION COMPANY, INC


/s/ Marc Ebersole
--------------------------------

By: Marc Ebersole
   -----------------------------